Exhibit 5.2

Taft Stettinius & Hollister LLP 111 East Wacker Suite 2800 Chicago, IL60601

Dear Sirs

PROJECT ASTON – LEGAL OPINION

INITIAL PUBLIC OFFERING OF ORDINARY SHARES BY SAG HOLDINGS LIMITED AND PROPOSED LISTING ON THE NASDAQ CAPITAL MARKET

1.	Introduction

We have been requested by SAG Holdings Limited (the “Issuer”) to issue this legal opinion to Taft Stettinius & Hollister LLP (collectively acting on behalf of themselves and as the Representatives of the sole Underwriter named in the Underwriting Agreement (as defined in Schedule 1)) in respect of our legal due diligence exercise conducted on the Singapore Companies (as defined in Schedule 1) for the registration of its ordinary shares (“Offer Shares”) under the United States Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “Offering”) as specified in the Underwriting Agreement (as defined in Schedule 1).

2.	Documents

2.1.	In rendering this letter, we have examined the following documents but only to the extent necessary for the purposes of rendering this letter:

(a)	a copy of the Prospectuses;

(b)	a copy of the Registration Statement;

(c)	a copy of the Underwriting Agreement;

(d)	copies of the Certificate Confirming Incorporation of the Company of each of the Singapore Companies;

(e)	copies of the Constitution of each of the Singapore Companies;

(f)	the copies of the documents which were furnished by the Issuer and its representatives via the documents contained in the virtual data room (at https://http://ftp.ref.com.hk:7007) set out in Schedule 2 (the “Data Room”), which we have examined in relation to their materiality to the Issuer in the context of the Offering and necessary for the purposes of rendering this letter;

(g)	the responses of the Singapore Companies to our requests for information and documents, including, but not limited to, requests dated 26 January 2022, 21 February 2022, 20 April 2022, 18 May 2022, 3 June 2022, 7 July 2022, 2 August 2022, 22 August 2022 and 9 September 2022;

(h)	results of the following electronic searches of public record through BizFile, being the business service portal of the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”), and the relevant computerised search facilities of eLitigation provided by CrimsonLogic Pte Ltd and IP2SG portal provided by the Intellectual Property Office of Singapore (“IPOS”) (collectively, the “Services”, and the searches below, the “Searches”):-

(i)	instant information (company) search (“ACRA Search”) of each of the Singapore Companies with the ACRA (as at the date stated in the table below);

(ii)	a copy of the Certificate of Good Standing of each of the Singapore Companies as extracted from BizFile (“Certificate of Good Standing”) (as at the date stated in the table below);

(iii)	eSearches relating to intellectual property applications and registrations at the IPOS in respect of trademarks, patents and designs on each of the Singapore Companies (“IPOS Searches”) (as at the date stated in the table below);

(iv)	companies winding-up (including judicial management) searches at the Supreme Court of Singapore (“Winding-up Searches”) on each of the Singapore Companies for the years 2019 to 2023(up to the date stated in the table below);

(v)	cause book searches in the Supreme Court and State Courts of Singapore (“Cause Book Searches”) on each of the Singapore Companies for the years 2019 to 2023 (up to the date stated in the table below), in each case, conducted on the dates as set out below:

	Search	Search on each of the Singapore Companies as of
(a)	ACRA Search	[●]
(b)	Certificate of Good Standing	[●]
(d)	IPOS Searches	[●]
(e)	Winding-up Searches	[●]
(g)	Cause Book Searches	[●]

The Cause Book Searches include the following search modules (A) in respect of the Supreme Court of Singapore: (i) Appeal Cases – Court of Appeal, District Court Appeal, Appeal from District Judge in Chambers – Order 55C (CJTA), Appeal from District Judge – Order 55D (CJTB), Appeal from DJ/Magistrate in Chambers – Order 55C (RAS); (ii) Civil Cases – Originating Summons, Originating Petition, Originating Motion, Writ Of Summons, Originating Summons for Protection from Harassment Act of Singapore (the “Protection from Harassment Act”); (iii) Enforcement – Writ of Possession, Writ of Seizure and Sale, Writ of Delivery, Writ of Distress; (iv) Insolvency (including Judicial Management) – Companies Winding Up, Originating Summons, Originating Petition, Originating Motion; and (v) Power Of Attorney, and (B) in respect of the State Courts of Singapore: (i) Appeal Cases – District Court Appeal, Appeal from District Judge in Chambers – Order 55C (CJTA), Appeal from DJ/Magistrate in Chambers – Order 55C (RAS), Appeal from District Judge – Order 55D (CJTB); (ii) Civil Cases – Writ of Summons for District Court, Writ of Summons for Magistrate Court, Originating Summons, Originating Summons for Protection from Harassment Act; and (iii) Enforcement – Writ of Possession, Writ of Seizure and Sale, Writ of Delivery, Writ of Distress; and

(i)	such other documents as we have considered necessary or desirable to examine in order that we may render this letter.

(collectively, the “Reviewed Documents”).

2.2.	Other than the Reviewed Documents which we have reviewed for the purpose of this letter, we have not reviewed any other document or carried out any other enquiries or investigations (including without limitation, any due diligence on the business and operations of each of the Singapore Companies) for the purposes of giving this letter. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us or any information not disclosed to us that may, if so reviewed by or disclosed to us, require us to vary or amend this letter or make any further inquiry or investigation which would, in our judgement, be necessary or appropriate, for the purposes of expressing the opinions set forth.

3.	Scope

This letter relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with Singapore Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the Reviewed Documents, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore). In particular:-

(a)	we express no opinions (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation law of any jurisdiction (including Singapore); (ii) that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Reviewed Documents and/or the Offering will not contravene Singapore Laws, its application or interpretation if altered in the future; and (iii) with regard to the effect of any system of law (other than Singapore Laws) even in cases where, under Singapore Laws, any foreign law should be applied, and we therefore assume that any applicable law (other than Singapore Laws) would not affect or qualify the opinions as set out below;

(b)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Reviewed Documents or of facts (or statements of foreign law) or the reasonableness of any statement of opinion or intention contained in any of the Reviewed Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(c)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this letter may, therefore, only be relied upon the express condition that any issue of the interpretation or liability arising hereunder will be governed by Singapore Laws; and

(d)	this letter speaks as of the date hereof, no obligation is assumed to update this letter or to inform any person of any change of law or other matters coming to our knowledge and occurring after this date, which may, affect this letter in any respect.

4.	Assumptions

For the purpose of this letter, we have assumed (without making any investigation) the following:

(a)	each party to the Reviewed Documents (if a corporation and other than the relevant Singapore Company) is duly incorporated and validly existing under the laws of the country of its incorporation and its place of business and, to the extent relevant in such party’s jurisdiction, is in good standing under the laws applicable to such party, and has the power to carry on its business as provided in its memorandum and articles of association or other constitutional documents;

(b)	that each of the Reviewed Documents is within the respective capacities and powers of, and has been validly authorised, executed, delivered and (if appropriate) authenticated by all the parties thereto in accordance with all relevant laws of that party’s jurisdiction of incorporation and its constitutional documents;

(c)	that each of the Reviewed Documents (i) is legal, valid, binding and enforceable in accordance with its respective terms for all purposes under all relevant laws, other than the Singapore Laws; (ii) is in full force and effect and save where expressly brought to our attention, has not been terminated or amended; and (iii) has been unconditionally delivered by each of the parties thereto and is not subject to any escrow or other similar arrangement and each of the parties thereto has executed the Reviewed Documents in its own capacity and not as trustee or agent;

(d)	the Reviewed Documents which have been examined and noted as unsigned have been validly executed and are binding on the parties thereto and constitute valid, binding and enforceable obligations of the respective parties and such validly executed Reviewed Documents conform to the Reviewed Documents examined;

(e)	the execution and delivery by each of the parties to the Reviewed Documents and the performance of its obligations thereunder do not contravene (i) any provision of the laws or public policy of any jurisdiction outside Singapore; (ii) any provision of the constitutive documents of any of the parties (if a corporation and other than the Singapore Company); (iii) any of the agreements binding on it or any of its assets; or (iv) any judgement, order or decree of any governmental authority or court outside Singapore having jurisdiction over it or any of its assets and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by any of the parties of its respective obligations under the Reviewed Documents;

(f)	the Reviewed Documents which have been submitted to us in draft form will be executed in the form of that draft, the genuineness of any description, identity, legal capacity and authority of any signatory on the Reviewed Documents and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(g)	that the directors’ resolutions and the shareholders’ resolutions of the Singapore Companies were duly passed in accordance with the Constitution of each of the respective Singapore Companies and remain in full force and effect and have not been revoked or varied as at the date of this letter, and such resolutions where required to be filed with ACRA have been duly filed; neither the relevant Singapore Company nor any of their respective officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions;

(h)	that the copies of the Constitution and Certificate Confirming Incorporation of Company of each of the Singapore Companies, submitted to us for examination are true, complete and up-to-date copies;

(i)	all facts stated or implied, and all representations, warranties, undertakings and covenants given, in the documents examined by us are and continue to be true and accurate and not misleading in any material respect, and all opinions expressed therein are bona fide and honestly held and were reached after due consideration (including the documents referred to in paragraph 2.1 above);

(j)	each director and the company secretary of the Singapore Companies has properly performed his or her duties (including but not limited to fiduciary duties to the respective Singapore Companies) and in passing the resolutions referred to in paragraph 2.1, the directors had acted in good faith and, having regard to all relevant matters, reasonably and honestly believed that the liability to be assumed by the relevant Singapore Company pursuant to the execution and performance of each of the Reviewed Documents would be in the commercial interests and for the commercial benefit of each of the Singapore Companies (as the case may be) and all provisions under the Constitution of the relevant Singapore Company and the Companies Act 1967 of Singapore (“Companies Act”), relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed. Furthermore, that no interest of any shareholders of each of the Singapore Companies was prejudiced as a result of any previous proceedings of such Singapore Company;

(k)	none of the directors of each of the Singapore Companies have been disqualified or restrained from acting as directors of a company under the Companies Act and none of them have done any act which may lead to their office being vacated under the Constitution of each of the Singapore Companies;

(l)	the shareholders of each of the Singapore Companies as registered in the respective Register of Members of the relevant Singapore Company are the beneficial owners of such shares and have not charged or created any encumbrance on their shares;

(m)	all allotments of shares in each of the Singapore Companies which were for cash have been validly paid for and that any other consideration for allotments of shares have been validly performed or received in full by the relevant Singapore Company;

(n)	in relation to our corporate secretarial due diligence on each Singapore Company, that all filings of documents were carried out on time and (save as disclosed in this letter) the statutory records of each Singapore Company provided to us were complete and up-to-date records of the proceedings of each Singapore Company and continue unamended and in full force and effect, and have not been varied, cancelled or superseded by some other document or agreement or action of which we are unaware;

(o)	each party to the Reviewed Documents (other than the relevant Singapore Company) has or will obtain at the appropriate time and will maintain in force all approvals and authorisations required in connection with its entry into, and performance of its obligations under the Reviewed Documents;

(p)	each party to the Reviewed Documents has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict its right of entry into the Reviewed Documents or which may vary its rights or obligations under the Reviewed Documents, and the performance, execution or observance by any such party of the Reviewed Documents is not contrary or in breach of any contractual or other obligations binding on it;

(q)	the performance of each obligation under the Reviewed Documents (where applicable) is not illegal in or out of Singapore in which that obligation is to be performed;

(r)	there have been no changes in the circumstances of each of the Singapore Companies since the dates of our review of the Reviewed Documents and the Searches;

(s)	the information disclosed in the ACRA Search and Certificate of Good Standing:-

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search.

It should be noted that an ACRA search is not capable of revealing whether or not a winding-up petition has been presented. Notice of winding-up order or resolution passed or receiver or judicial manager or liquidator appointed may not be filed at ACRA immediately;

(t)	the information disclosed in the IPOS Searches:-

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to IPOS notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search. For the avoidance of doubt, please also note that the results of these searches are subject to the qualifications set out below in paragraph 6(y) below

(u)	the information disclosed in the Winding-Up Searches and the Cause Book Searches, is true and complete and that such information has not since been materially altered and that such searches did not fail to disclose any material information which had been delivered for filing but did not appear on the public file or was not disclosed at the time of the search. It should be noted that the Winding-Up Searches and the Cause Book Searches are not capable of revealing (i) any proceedings outside of Singapore; or (ii) any arbitration proceedings whether in Singapore or outside of Singapore;

(v)	that each of the Singapore Companies has not passed a voluntary winding-up resolution or resolution to appoint a liquidator, no application has been presented to, application made to or order made for the bankruptcy, winding-up, dissolution, receivership or judicial management of the Singapore Companies and no receiver, judicial manager or similar officer has been appointed in relation to the Singapore Companies, which were not revealed in the Searches and that no other similar process in any other jurisdiction is taking place in relation to any of the Singapore Companies;

(w)	all consents, approvals, permits, licences, exemptions, waivers or orders required from and all lodgement, filing, notification, recording or registration with any governmental or regulatory body or agency in or out of Singapore and all stamping requirements outside Singapore in connection with the execution, delivery, performance, legality, validity and enforceability of each of the Reviewed Documents, have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(x)	the parties to the Reviewed Documents are not, and will not be, engaging in, nor is any such party aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of any of the Reviewed Documents which might render any of the Reviewed Documents or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(y)	each of the Singapore Companies is not established as a vehicle for fraud or evasion of existing legal obligations, or a sham to conceal the true state of affairs between the relevant Singapore Company and the counterparty to each of the Reviewed Documents and there is a bona fide distinction between the business of the relevant Singapore Company and the counterparty to each of the Reviewed Documents;

(z)	all agreements and obligations entered into by each of the Singapore Companies, including but not limited to the agreements that form part of the documents examined by us, have been complied with, all conditions precedent in any agreements or documents provided to us have been fulfilled and none of the parties to the Reviewed Documents are in breach of any of the terms and conditions of the Reviewed Documents and no grounds exist or will exist (with the giving of time or notice) for any of the parties to terminate any of the Reviewed Documents;

(aa)	that the choice of the law of any other law other than Singapore Laws as the governing law of any Reviewed Document has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of such jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws except the Singapore Laws;

(bb)	any Reviewed Document which is governed by any law other than Singapore Laws has the same meaning and effect under such foreign law as it would do if it were governed by Singapore Laws and there are no provisions under such foreign law which would affect our opinions;

(cc)	there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with; and

(dd)	in any proceedings taken in any jurisdiction against any party to the Reviewed Documents (other than in Singapore against any Singapore Company in connection with the Reviewed Documents which the relevant Singapore Company is a party to), such party will not have or be entitled to claim for itself or any of its assets immunity from suit, judgment, execution, attachment of other legal processes.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

Incorporation and Share Capital

(a)	Each of the Singapore Companies is duly incorporated and validly existing under the Singapore Laws.

(b)	The present Constitution of each of the Singapore Companies is in compliance with the relevant provisions of the Companies Act, and each of the Singapore Companies has, under its Constitution, the corporate power and capacity to conduct the respective businesses of the Singapore Companies as described in the Prospectuses.

(c)	Based on, and as at the date of, the ACRA Search of Filtec, the issued and paid-up capital of Filtec is S$650,000 comprising 650,000 ordinary shares with SAG Investments Limited as the sole member of Filtec.

(d)	Based on, and as at the date of, the ACRA Search of Autozone, the issued and paid-up capital of Autozone is S$1,000,000 comprising 1,000,000 ordinary shares with SP Zone as the sole member of Autozone.

(e)	Based on, and as at the date of, the ACRA Search of SP Zone, the issued and paid-up capital of SP Zone is S$1,000,000 comprising 1,000,000 ordinary shares with SAG Investments Limited as the sole member of SP Zone.

(f)	Based on the Data Room and the Searches, we have not sighted any corporate secretarial record in respect of any outstanding right, warrant, or option to acquire, or instrument convertible into or exchangeable for, nor any agreement or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the Singapore Companies.

Significant contracts

(g)	the Singapore Companies have not entered into any Significant Contract from 1 January 2020 to the date of this legal opinion. For the purpose of this legal opinion. A Significant Contract refers to an agreement (i) which a Singapore Company has entered into in its ordinary course of business; (ii) having a contract value of at least 10% of the revenue of that Singapore Company in respect of the financial year ended 31 December 2021; and (iii) has a term of at least three years;

Charges, bank borrowings and/or banking facilities

(h)	the ACRA Searches did not reveal any charge on the Singapore Companies’ properties or undertakings which is registrable pursuant to Section 131 of the Companies Act; and the Singapore Companies confirmed that there are no unregistered charges, mortgages or other encumbrances on the Singapore Companies’ properties and assets;

(i)	each of the banking facilities constitutes a valid and binding agreement between the named parties and the relevant Singapore Company and is enforceable in accordance with each of its terms; and the execution of such Banking Facilities by the Singapore Companies does not contravene any provision of the applicable Singapore laws and the Constitution of each of the Singapore Companies;

Leases

(j)	each of the Singapore Companies has valid leasehold interests in all of its leases. The documents in the Data Room and the ACRA Search [1] did not reveal any charge or encumbrance registered against the Leases.

Immovable Properties

(k)	the Singapore Companies do not own or lease any immovable properties;

Intellectual Property Rights

(l)	Based on the IPOS Searches, each of the Singapore Companies is the registered proprietor of the designs, patents and trademarks listed in Part A of Schedule 3. Based on the IPOS Searches, only Autozone has applied for the registration of the trademarks listed in Part B of Schedule 3 with IPOS which are pending examination.

Business operations

(m)	there is no consent, approval, authorisation, filing or registration with any governmental, judicial or regulatory authority required under Singapore law to be obtained by the Singapore Companies for the proposed listing;

(n)	the proposed listing does not contravene any provision of the applicable Singapore laws or the Constitution of each of the Singapore Companies;

(o)	each of the Singapore Companies has obtained all licences, certificates, approvals and permits under applicable Singapore laws which are required for the operations of its business in Singapore, which remain valid and have not expired, or been varied or revoked as at the date of this legal opinion. Subject to each Singapore Company being able to fulfil all conditions for the renewal of such licences, as may be imposed by the government or regulatory authorities from time to time, there is no legal impediment likely to hinder each Singapore Company in the future for the renewal of such licences;

(p)	the business operations carried out in Singapore by each of the Singapore Companies are not in breach of its Constitution;

(q)	to the best of our knowledge (i) each of the Singapore Companies is in compliance with all applicable Singapore laws (including environmental laws) which are material to the operations of its business in Singapore as at the date of this legal opinion; and (ii) we are not aware if any of the Singapore Companies is facing any existing, pending, or anticipated prosecution by any governmental authority of Singapore;

1 The Companies Act requires certain charges specified in Section 131(3) to be registered with the ACRA. These include a charge on land wherever situate or any interest therein but not including any charge for any rent or other periodical sum issuing out of land, a floating charge on the undertaking or property of a company and a charge on book debts of a company.

Annual returns

(r)	based on the Singapore Companies’ confirmation, the annual returns of each of the Singapore Companies filed with ACRA complies with all requirements of the Companies Act relating to the holding of annual general meeting and the filing of annual returns. The Singapore Companies confirm that they have made proper filings with ACRA;

Legal Proceedings

(s)	The Cause Book Searches did not reveal any lawsuits or legal proceedings filed against any of the Singapore Companies from 2019 to 2023 (where applicable) (up to the date and time stated therein) at the Supreme Court and the State Courts of Singapore.

Winding Up, Liquidation or Dissolution

(t)	The Winding-up Searches did not reveal any application for the winding up or judicial management of any of the Singapore Companies from 2019 to 2023 (where applicable) (up to the date and time stated therein) at the Supreme Court of Singapore.

(u)	The ACRA Searches did not reveal any order or resolution for the winding up of any of the Singapore Companies or any notice of appointment of a receiver or judicial manager of any of the Singapore Companies.

Employment and Central Provident Fund

(v)	the Singapore Companies are in compliance with the applicable Singapore laws on employment in Singapore;

(w)	each of the Singapore Companies has complied with its obligations in respect of Central Provident Fund contributions (CPF Contributions) for its eligible employees and none of the Singapore Companies have received any notice from the Central Provident Fund Board for failing to pay CPF Contributions or paying the CPF Contributions late since 1 January 2020;

Insurance

(x)	each of the Singapore Companies has maintained all insurances which are required for the operation of its business in Singapore under the applicable Singapore laws;

Reorganisation

(y)	the Reorganisation has been properly and legally completed, and does not contravene: (i) any provision of the applicable Singapore laws or the Constitution of each of the Singapore Companies; (ii) as far as we are aware, any publicly published judgment or order by a court of Singapore having jurisdiction over the Singapore Companies; and (iii) any provision of the Material Contracts;

(z)	each of the Reorganisation Documents is duly executed and, save for the stamping with IRAS and the registration with ACRA, none of the Reorganisation Documents are required to be registered with governmental, judicial regulatory authorities in Singapore to ensure the admissibility in evidence of such Reorganisation Documents in Singapore;

(aa)	no consent, approval, authorisation or order of or qualification with any governmental body or agency of Singapore is required for the performance by the Singapore Company/ Subsidiaries under the Reorganisation Documents;

Prospectuses

(bb)	The statements in the boxed sections of the Prospectuses, as set out in Schedule 4 hereto, in so far as such statements constitute summaries of Singapore legal matters referred to therein, fairly summarise the matters described therein.

6.	Qualifications

Our opinion above is subject to the following qualifications:

(a)	our opinion that an obligation or document is “enforceable” in accordance with its terms means that the obligation or document is of a type and form which the courts in Singapore will generally enforce. It is not to be taken as meaning that the obligation or document can necessarily be enforced in accordance with its terms in all circumstances. In particular, but without limitation:

(i)	equitable remedies (including, without limitation, injunctive relief or orders for specific performance) are discretionary and may not be awarded by the courts;

(ii)	the enforceability of an obligation may be affected by statutes of limitation, by estoppel and similar principles and by laws concerning insolvency, bankruptcy, liquidation, reorganisation, composition, arrangement, moratorium, court schemes, receivership, fraudulent conveyance or similar laws generally affecting creditors’ rights or duties generally and may be or become subject to the defence of set-off or counterclaim;

(iii)	in appropriate circumstances, the courts of Singapore may render judgments in foreign currencies (such judgments may, however, have to be converted into local currency for enforcement purposes);

(iv)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction; and

(v)	a court may set aside a contract against a party on the application of that party if that party entered into that contract as a result of fraud, duress or unconscionable conduct on the part of another party;

(b)	any provision that certain calculations, determinations or certificates will be conclusive and binding or words to such effect may not apply if such calculations, determinations or certificates are arbitrary, unreasonable, fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into such calculations, determinations or certificates;

(c)	any provision in the documents relating to the payment of default interest would be unenforceable if the provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the default in payment of the amount in question but the unenforceability of such penal provisions is without prejudice to the parties’ rights to recover the loss actually suffered, subject to the rules on foreseeability and the duty to mitigate such loss. We express no opinion on whether any such provision would constitute such a genuine and reasonable pre-estimate;

(d)	any provision in the Reviewed Documents which states that amendments to the document, or waivers of any provision thereof or defaults thereunder are only effective if made in writing and signed by certain parties may not be given effect by the court of Singapore; for example, a court of Singapore may hold that a term of a document may be amended orally by all the parties, or implied by course of conduct;

(e)	any provision providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the Singapore Laws as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by the courts in Singapore at their discretion;

(f)	the courts of Singapore may not give full effect to an indemnity for legal costs if such cost is in respect of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs, or for criminal or tortious acts;

(g)	the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if there is an agreement to submit the matter for arbitration, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient);

(h)	the rate of interest recoverable after judgment in the High Court of Singapore is limited to such rate as the High Court may order or in the absence of such order, to such rate as may be determined from time to time by the Chief Justice of Singapore by order;

(i)	to the extent it is stated in this letter that we have relied on the confirmations of the Singapore Companies, we have not made independent verification of such confirmations from each of the Singapore Companies;

(j)	we have made no investigations into, and do not express or imply any views on, the laws or regulations of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards;

(k)	where a party to the Reviewed Documents is vested with direction or may determine a matter in its opinion, such discretion may be required to be exercised reasonably or that such an opinion is based on reasonable grounds under the Singapore Laws;

(l)	any provision in the Reviewed Documents providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the Singapore Laws as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a court of Singapore at its discretion;

(m)	the enforcement of the Reviewed Documents in the courts of Singapore will be subject to the application rules of civil procedure of Singapore;

(n)	the effectiveness of any provision excluding or restricting a party’s liability for breach of a duty or obligation otherwise owed, rules of evidence or procedure, the enforcement of any such liability or any right or remedy in respect of any such liability may be limited by law;

(o)	any provision in the Reviewed Documents stating that any right and obligation thereunder shall bind successors and assigns of any part thereto may not be enforceable in Singapore in the absence of any further agreement to that effect with such successors or assigns;

(p)	we neither give nor imply any opinion as to whether any provision in the Reviewed Documents conferring a right of set-off or similar right would be effective against a liquidator, judicial manager, administrator or a creditor;

(q)	we neither give nor imply any opinion as to any tax consequence of any transaction contemplated by the Offering;

(r)	except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any fact and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter;

(s)	a claim for breach or enforcement of the Reviewed Documents will have to be brought within the applicable limitation period under the Limitation Act 1959 of Singapore;

(t)	disclaimers or limitations may not be enforceable to the extent that the Unfair Contract Terms Act 1977 of Singapore, is applicable and such disclaimers and/or limitations are in contravention of such statute;

(u)	except as may be provided for under the Contracts (Rights of Third Parties) Act 2001 of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

(v)	if a person for whose benefit our letter is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this letter, that person may not rely on this letter in relation to that statement or omission and should seek legal advice on the specific matter concerned;

(w)	we have assumed that all licences, permits, applications and approvals have been validly obtained and all application and renewal fees, costs, charges, taxes and other steps required for the maintenance of any licence, permit, application and approval have been duly paid on time;

(x)	we are unable to advise whether the Reviewed Documents comprise all the information and material in existence which may be relevant for the purposes of our legal due diligence;

(y)	we have relied on information obtained from the Services (which provide information about Singapore incorporated companies and parties to legal and judicial management proceedings in Singapore) to enable us to determine whether or not there have been any proceedings commenced by or against any Singapore Company which would affect our opinion herein. The information that we obtained from the Services may not, however, be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Services in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Services and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Services or as a result of incomplete or inaccurate information contained in the filings made with the Services. As such, the information we obtain in the Searches from the Services cannot be viewed as factually conclusive that no proceedings have been commenced by or against any Singapore Company in Singapore, or that any Singapore Company is not subject to winding up, judicial management or other types of orders or that no such orders are validly existing;

(z)	for the avoidance of doubt, please also note that the results of the IPOS Searches are based on what can be ascertained from the IPOS’s database, and naturally it would be subject to any omission or error (if any) that may be in the database. It should also be noted that the IPOS Searches are not capable of revealing:

(i)	whether there are any unregistered intellectual property asset owned, used, licensed and/or held by any of the Singapore Companies, such as unregistered trade marks, designs, patents, goodwill, proprietary technology, business secrets, trade secrets, confidential information and interests over third party intellectual property which have not been registered;

(ii)	any intellectual property protected by copyright owned, used, licensed and/or held by any of the Singapore Companies as such intellectual property rights are not registrable in Singapore;

(iii)	any unregistered encumbrance and/or interest in the abovementioned intellectual property assets and/or rights held by or granted in favour of any third parties which have not been registered or recorded with IPOS, and/or which are not capable of being registered or recorded with IPOS in Singapore; and/or

(iv)	whether there is any action alleging any infringement, misappropriation or violation of any intellectual property right of any third party in Singapore by the Singapore Companies, or that any intellectual property right owned by any of the Singapore Companies is subject to any outstanding decree, other, injunction, judgment or ruling restricting the use of such intellectual property right in Singapore.

(aa)	we have not since 26 January 2022, up to the date of this letter, carried out any other enquiry, investigation, due diligence, review of documents, search or participated in any other verification exercise whatsoever in relation to any of the matters set out in this letter; and

(bb)	this opinion is rendered as of the date first set forth above and we expressly disclaim any obligation to update this opinion from and after the date hereof.

7.	Conclusion

7.1.	Our opinion above is strictly limited to the matters expressly stated in this letter and does not apply by implication to other matters.

7.2.	This letter is addressed to Taft Stettinius & Hollister LLP (collectively acting on behalf of themselves and as the Representatives of the sole Underwriter named in the Underwriting Agreement) in connection with their role in the Offering solely for their own benefit and is not to be (i) transmitted or relied upon by any other person or used for any other purpose; (ii) quoted or referred to in any public document or filed with any government or regulatory agency or stock or other exchange or any other person; or (iii) disclosed to any other person without our express prior written consent unless you are required to do so by any law, regulation or any governmental or competent regulatory authority or to produce a copy in court or arbitration proceedings relating to the Offering and save that a copy of this letter may be included in a closing set of documents or transaction bible if prepared in connection with the Offering. This letter is not to be relied upon by, nor do we accept any liability to anyone, other than Taft Stettinius & Hollister LLP (collectively acting on behalf of themselves and as the Representatives of the sole Underwriter named in the Underwriting Agreement) (even though they may have provided a copy to another person in accordance with the terms of this paragraph) without our express written consent.

Yours faithfully

Loo & Partners

Enc.